UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Definitive Information Statement

UNIVERCELL HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

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UNIVERCELL HOLDINGS, INC.

1777 REISTERSTOWN ROAD, SUITE 295

BALTIMORE, MARYLAND 21208

_________________

NOTICE OF ACTION BY

WRITTEN CONSENT OF SHAREHOLDERS

__________________

To the Shareholders:

On December 23, 2002, holders of a majority of the common stock, $0.0001 par value per share, of UniverCell Holdings, Inc. acted by written consent in lieu of a special meeting of shareholders to adopt an amendment to our Articles of Incorporation. The amendment will increase the number of shares which we are authorized to issue from 50 million shares, $0.0001 par value per share, to 200 million shares, $0.0001 par value per share.

Our Board of Directors has fixed December 31, 2002 as the record date for determining the holders of common stock entitled to notice and receipt of this Information Statement. This Information Statement is first being mailed on or about January 21, 2003.

The amendment to our Articles of Incorporation to increase our authorized common stock will not be consummated or become effective until at least 20 days after the initial mailing of this Information Statement.

We are not asking you for a proxy and you are requested not to send us a proxy.

By Order of the Board of Directors:

/s/ SEAN Y. FULDA

Sean Y. Fulda

President and Chief Executive Officer

The date of this Information Statement is January 17, 2003

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UNIVERCELL HOLDINGS, INC.

1777 REISTERSTOWN ROAD, SUITE 295

BALTIMORE, MARYLAND 21208

_______________

INFORMATION STATEMENT

_______________

INTRODUCTORY STATEMENT

UniverCell Holdings, Inc. is a Florida corporation with its principal executive offices located at 1777 Reisterstown Road, Suite 295, Baltimore, Maryland 21208. Our telephone number is (800) 765-2355. This Information Statement is being sent to our shareholders by our Board of Directors to tell you about action the holders of a majority of our common stock have taken by written consent, in lieu of a special meeting of the shareholders. The action was taken on December 23, 2002 and will be effective when we file a certificate of amendment to our Articles of Incorporation with the State of Florida. We expect to file an amendment increasing the number of shares we are authorized to issue on or about February 10, 2003. This amendment will increase the number of shares which we are authorized to issue from 50 million shares to 200 million shares.

Copies of this Information Statement are being mailed on or before January 21, 2003 to the holders of record on December 31, 2002 of the outstanding shares of our common stock.

PURPOSE AND EFFECTS OF THE INCREASE IN

OUR AUTHORIZED CAPITAL STOCK

Background

As of January 14, 2003, we had issued and outstanding 41,354,584 shares of common stock of the 50 million shares that we are authorized to issue.

The present lack of enough authorized but unissued shares could prevent us from completing potential acquisitions. It may also prevent us from responding to other corporate needs such as financing transactions, employee benefits and other corporate purposes.

The increase in authorized capital stock will make additional authorized but unissued shares available to honor commitments for conversion of our outstanding convertible debentures and will provide the needed flexibility to respond to opportunities as they arise.

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Future Mergers and Acquisitions and Other Corporate Purposes

Our Board of Directors believes that the increase in the authorized number of shares of common stock is necessary to provide enough shares in the future for possible future mergers or acquisitions or for use in raising additional capital.

We believe that part of our business strategy will require us to seek and complete business combinations with other companies. In addition, we may also seek to raise capital to further our business strategy through the issuance of additional capital stock. Although as of the present time we have not identified a specific candidate for any business combination nor do we have immediate plans for raising additional equity capital, we believe that, to avoid delays in the event a potential target is identified or additional funds are needed, we would need to provide now for sufficient authorized capital stock to complete such potential transactions and avoid the shareholder approval process needed to change our capital structure as part of any such transaction.

The unissued and unreserved shares of our common stock will also be available for any proper corporate purpose, as authorized by our Board of Directors, without further approval by our shareholders, except as otherwise required by law. Our shareholders do not have any preemptive or other rights to purchase additional shares of our common stock. Further issuances of additional shares of common stock or securities convertible into common stock, therefore, may dilute the existing holders of our common stock.

Outstanding Convertible Debentures

In 2002, we issued $650,000 principal amount of our convertible debentures. These debentures are convertible into shares of our common stock. The number of shares of our common stock into which owners of the convertible debentures will convert their debentures depends on a formula, and that formula uses two variables which we will not know until conversion:

•

the market price during a period prior to conversion; and

•

the amount of accrued interest up to the date of conversion.

Since the number of shares into which the convertible debentures will be converted depends on both the market price of our common stock at various dates in the future and the amount of accrued interest at various dates in the future, we cannot know as of today how many shares of our common stock we will eventually issue on conversion of the convertible debentures, and there is no upward limit on this number.

If at the time of conversion the number of shares to be issued exceeds the number of our authorized but unissued shares of common stock then our agreements with the debenture holders in effect obligate us to amend our Articles of Incorporation to increase our authorized capital to make available the additional shares of our common stock issuable upon conversion.

Our Convertible Debentures

We sold our convertible debentures in the aggregate principal amount of $650,000 from March through May 2002 in a private placement to accredited investors.  An aggregate principal amount of $315,000 of these debentures was issued on March 27, 2002, an aggregate principal amount of $285,000 was issued on April 30, 2002 and an aggregate principal amount of $50,000 was issued on May 7, 2002.  The convertible debentures bear interest at the rate of 6% per annum, and mature on the second anniversary of their issuance date, unless converted into our common stock at the holders’ option.  The conversion rate is the lesser of :

•

200% of the closing bid price per share of our common stock on the closing date; and

•

70% of the lowest closing bid price per share of our common stock for the 20 trading days immediately preceding the date of conversion.

To the extent not previously converted at the holders’ option, the convertible debentures will convert automatically into common stock on their maturity date.

Because the number of shares into which the convertible debentures are convertible depends on both the closing bid price of the common stock at various dates in the future and the amount of accrued interest at various dates in the future, we cannot know as of this date how many shares of common stock are issuable upon conversion of the convertible debentures.  For illustrative purposes, the following table indicates (as to the debentures issued on each issuance date) the number of shares of common stock that will be issuable on the maturity date of the convertible debentures, with various hypothetical values ascribed to the closing bid price of the common stock.  These hypothetical bid prices are not intended as projections, estimates, predictions or indications of the future performance of our common stock, but rather are provided to illustrate the impact of varying pricing levels on the holders of our common stock due to the conversion of the convertible debentures.

The following table sets forth the number of shares of common stock into which the convertible debentures are convertible upon maturity, assuming that no debentures are converted prior to maturity at the option of the holder, calculated using the conversion amounts of the convertible debentures at maturity equal to principal plus accrued interest, or a total of $352,800 ($315,000 principal plus $37,800 accrued interest) in respect of the debentures we issued on March 27, 2002, $319,200 ($285,000 principal plus $34,200 accrued interest) in respect of the debentures we issued on April 30, 2002 and $56,000 ($50,000 principal plus $6,000 accrued interest) in respect of the debentures we issued on May 7, 2002.  All figures set forth in the table below are rounded.

Lowest Closing Bid Price for 20 Trading Days Prior to Conversion	Closing Bid Price on Date of Issuance of Convertible Debentures			Number of Shares into which Convertible Debentures are Convertible			Total Number of Shares into which Convertible Debentures are Convertible	Percentage of Outstanding Common Stock(1)
	Debenture Issuance Date			Debenture Issuance Date
	3/27/02	4/30/02	5/7/02	3/27/02	4/30/02	5/7/02
$1.00(2)	$.31	$.21	$.14	569,000	760,000	200,000	1,529,000	3.62%
$0.30	$.31	$.21	$.14	1,680,000	1,520,000	266,667	3,466,667	7.86%
$0.28	$.31	$.21	$.14	1,800,000	1,628,571	285,714	3,714,285	8.29%
$0.25	$.31	$.21	$.14	2,016,000	1,824,000	320,000	4,160,000	9.28%
$0.20	$.31	$.21	$.14	2,520,000	2,280,000	400,000	5,200,000	11.34%
$0.15	$.31	$.21	$.14	3,360,000	3,040,000	533,333	6,933,333	14.75%
$0.10	$.31	$.21	$.14	5,040,000	4,560,000	800,000	10,400,000	20.37%

(1)

After conversion of all convertible debentures and assuming no other shares of common stock are issued.

(2)

If the lowest trading price for the twenty trading days immediately preceding the conversion date is $1.00, then all of the conversions will be based on the closing bid price as of the date of issuance instead of $1.00 because 200% of the closing bid price (which closing bid price was $.31, $.21 and $.14 for the March 27, 2002 April 30, 2002 and May 7, 2002 issuance dates, respectively) will be less than 70% of $1.00, or, $.70, for the debentures issued on all issuance dates.

There is no upward limit on the number of shares of common stock issuable upon conversion of the convertible debentures.  The table above illustrates the number of shares issuable upon conversion if the lowest market price of the common stock for the 20 trading days prior to conversion is near or above the current market price of the common stock.  For example, on January 14, 2003, the closing bid price of the common stock was $.10.  If the market price of our common stock does not increase prior to conversion, it is possible that a substantial additional number of shares of common stock will be issued upon conversion of the convertible debentures.

We discuss below certain factors with respect to our convertible debentures that we believe are material to an investor’s decision to invest in our common stock.

Conversion of the convertible debentures will substantially dilute our shareholders' equity.

As we issue more shares of common stock, the proportion of equity that each share represents will decrease.  We will issue a large number of shares on conversion of the convertible debentures.  When we issue these new shares it will substantially dilute the equity represented by each existing share of our common stock.  The economic value of each share of our common stock will decrease, and the market price of the common stock is also likely to decrease.  The debentures convert at a floating rate which is below the prevailing market price of the common stock.  The lower the market price of the common stock, the more shares that are issuable upon conversion.  If the debenture holders convert a portion of the debentures and the market price of the common stock decreases due to the dilutive effect of this partial conversion, then the remaining unconverted debentures will represent a larger number of shares of common stock, which would cause additional dilution and could further depress the price of our common stock.

The owners of the shares of our common stock that we issue on conversion of the convertible debentures will be able to trade them at any time.  If and when these owners sell their shares, there could be an immediate and significant downward impact on the price of our common stock, as the market will react and adjust to these additional shares.

Assuming a conversion price of $.10, based on our market price as of January 14, 2003, we would issue approximately 10.4 million shares of common stock.  If we issue all of these shares, then we will dilute the equity interest each share of our common stock represents by approximately 21%.

We cannot determine the number of shares of our common stock that we must issue on conversion of the convertible debentures.

The number of shares of our common stock into which owners of the convertible debentures will convert their debentures depends on a formula, and that formula uses two variables which we will not know until conversion:

•

the market price during a period prior to conversion; and

•

the amount of accrued interest up to the date of conversion.

Since the number of shares into which the convertible debentures will be converted depends on both the closing bid price of our common stock at various dates in the future and the amount of accrued interest at various dates in the future, we cannot know as of today how many shares of our common stock we will eventually issue on conversion of the convertible debentures, and there is no upward limit on this number.

Accrued interest on the debentures will convert into common stock. Therefore, the longer the debentures remain outstanding, the more shares of common stock that we will issue upon conversion.

Both the principal amount of the debentures (a total of $650,000) and the accrued interest from the date we issued the debentures until the time of conversion will convert into common stock.  Interest accrues at an annual rate of 6%.  As interest accrues, we will need to issue an increasing number of shares to convert the accrued interest on the debentures, which will have a dilutive effect on the stockholders.  If the debentures remain outstanding until their scheduled maturity dates in 2004, a total of approximately $78,000 in interest will accrue.

The lower the trading price of our common stock during the 20 trading days prior to conversion, the more shares that we must issue on conversion of the convertible debentures.

The number of shares of common stock that we will issue when the debentures are converted fluctuates, based on a formula that provides a 20% discount below the prevailing market price of the common stock.

We must issue a minimum of approximately 1,529,000 shares of our common stock (which represents approximately 3.6% of the then-outstanding shares of our common stock, assuming that we do not issue any other shares in any other transaction), assuming the conversion of all debentures at maturity and that the closing price of our common stock for the 20 days prior to conversion is substantially higher than its recent closing price, which since the second quarter of 2002 has been around or under $0.10.  If before maturity owners believe the stock's price is trending upwards, they are likely to convert since they receive more shares at a lower conversion price than at a higher price.

The following table illustrates the number of shares that we must issue on conversion of the convertible debentures at various closing prices, using the closing price of the common stock on January 14, 2003 ($0.10 per share) and prices that are 25%, 50% and 75% below that price, assuming all conversions occur at maturity, as well as the percentage of our common stock represented by these shares (assuming that we do not issue any other shares in any other transaction):

Lowest Closing Price for the 20 Trading Days Prior to Maturity	Amount to be Converted (Principal Plus Accrued Interest)	Number of Shares of Common Stock Issuable upon Conversion	Percentage of Common Stock represented by Conversion (rounded)
$0.10 (Closing price as of January 14, 2003)	$728,000	10,400,000	21%
$0.075 (75% of January 14, 2003 closing price)	$728,000	13,866,667	26%
$0.050 (50% of January 14, 2003 closing price)	$728,000	20,800,000	35%
$0.025 (25% of January 14, 2003 closing price)	$728,000	41,600,000	51%

The number of shares of common stock issuable upon conversion of the convertible debentures could cause a change in control.

As illustrated in the table above, if the trading price of our common stock falls to approximately $0.025 per share, then the common stock underlying the convertible debentures would represent over 50% of the common stock outstanding.  If the holders of the convertible debentures were then to act collectively, or if one person were then to acquire the convertible debentures from all of the holders, then the holders could convert their convertible debentures into common stock, elect a new board of directors, vote for or against any matter coming before the stockholders and would generally have control of us.  Action taken after any such change of control could be adverse to the interests of the existing stockholders.

If holders of the convertible debentures exert downward pressure on the market for our common stock, then the number of shares represented by the convertible debentures could increase.

Because more shares will be issuable upon conversion of the convertible debentures when the common stock is trading at a lower price, the holders of the convertible debentures have an incentive to keep the trading price low.  To keep the price low, they might convert some of their convertible debentures, resulting in the issuance of additional shares of common stock into the marketplace, or sell our common stock in short transactions, or a combination of both.

In a short selling transaction, a person agrees to sell shares in the future and a buyer agrees to purchase shares from the seller at a fixed future price.  The short seller is essentially predicting that the price of the stock will be lower when the future sale occurs.  This may suppress the trading price of the stock because the market will perceive short selling as a lack of confidence in the value of the stock, since the short seller will only make money on the sale if he or she can buy the stock for a lower price than the agreed short sale price.

Furthermore, because investors may perceive that we may be issuing additional shares due to the conversion of the convertible debentures, the market price of our common stock may not rise when it otherwise might.  This perception might hinder our ability to raise capital.

No dissenters' rights

Shareholders do not have the statutory right to dissent and obtain an appraisal of their shares under Florida law in connection with the amendment to our charter to increase our authorized common stock.

Material Federal income tax consequences

The following is a summary of the material federal income tax consequences of the increase in our authorized shares of common stock. This summary is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions currently in effect, all of which are subject to change.

The summary does not address all aspects of federal income taxation that may apply to a shareholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). The summary does not cover the applicability and effect of any state, local or foreign tax laws.

The following discussion summarizing certain Federal tax consequences is based on current law. You should consult your own tax advisor as to the Federal, state, local and foreign tax effects in light of your individual circumstances.

Shareholders will not recognize gain or loss from the increase in our authorized common stock. Their adjusted tax basis in their common stock will be the same as their adjusted tax basis is currently.

Description of common stock

We are presently authorized to issue 50 million shares of common stock, $0.0001 par value per share. As of January 14, 2003, 41,354,584 shares were issued and outstanding. Upon amending our Articles of Incorporation, we will have authorized 200 million shares of common stock, $0.0001 par value per share. The common stock currently has no preemptive rights. The common stock will not have preemptive rights after the amendment to our Articles of Incorporation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 14, 2003, certain information with respect to the beneficial ownership of shares of common stock of (i) all shareholders known by us to be the beneficial owners of more than 5% of our outstanding common stock, and (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group. The beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
Sean Y. Fulda c/o UniverCell Holdings, Inc. 1777 Reisterstown Road, Suite 295 Baltimore, MD 21208	26,830,000	64.88%
David M. Friedman c/o UniverCell Holdings, Inc. 1777 Reisterstown Road, Suite 295 Baltimore, MD 21208	1,515,000	3.66%
Michael D. Fulda c/o UniverCell Holdings, Inc. 1777 Reisterstown Road, Suite 295 Baltimore, MD 21208	115,000	0.28%
All current directors and executive officers as a group (3 persons)	28,460,000	68.82%

COSTS OF INFORMATION STATEMENT

We will bear the cost of preparing, printing, and mailing this Information Statement.

DELIVERY OF DOCUMENTS TO MULTIPLE

SHAREHOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from such shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given verbally by telephoning our offices at (800) 765-2355 or by mail to 1777 Reisterstown Road, Suite 295, Baltimore, Maryland 21208.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

You should rely only on the information we have provided or incorporated by reference in this Information Statement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the SEC, provided that such document accompanies this Information Statement. The information incorporated by reference is an important part of this Information Statement. We incorporate by reference the following, copies of which accompany this Information Statement:

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our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the Commission on April 16, 2002; and

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our Quarterly Report on Form 10-QSB for the quarter year ended September 30, 2002 filed with the Commission on November 19, 2002.

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